Exhibit 10.1

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THIRD AMENDMENT TO CREDIT AGREEMENT

THIRD AMENDMENT, dated October 18, 2012 (the “Third Amendment”), to that certain Credit Agreement, dated June 30, 2009 (as amended, the “Credit Agreement”), among Hill International, Inc., as borrower (the “Borrower”), Bank of America, N.A. as administrative agent (the “Administrative Agent”) and the Lenders (as defined therein).

W I T N E S S E T H

WHEREAS, pursuant to the Credit Agreement, the Lenders have provided certain loans and letters of credit to the Borrower which remain outstanding;

WHEREAS, in connection with the Credit Agreement, the Borrower executed that certain Guarantee and Collateral Agreement, dated June 30, 2009 (the “Collateral Agreement”) pursuant to which, among other things, the Borrower and the other Grantors (as defined therein) guarantied the Obligations and granted in favor of the Administrative Agent, for the benefit of the Secured Parties, a security interest in substantially all of their assets;

WHEREAS, contemporaneously with the execution of this Third Amendment, the Borrower is entering into the Second Lien Credit Agreement pursuant to which the lender(s) thereunder will be providing loans to the Borrower that are secured by a second priority lien on the Collateral; and

WHEREAS, certain Events of Default described on Exhibit A hereto (collectively, the “Designated Defaults”) have occurred and are continuing, and the Borrower has requested that the Administrative Agent and the Lenders waive the Designated Defaults and also amend the Credit Agreement as set forth herein to provide for, among other things, the ability to incur the Second Lien Debt, and the Administrative Agent and the Lenders are willing to do so, but only on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. Terms defined in the Credit Agreement and used herein shall, unless otherwise indicated, have the meanings given to them in the Credit Agreement. Terms defined and used in this Third Amendment shall have the meanings given to them in this Third Amendment.

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Section 1.2 Amendments to Existing Definitions. Section 1.01 of the Credit Agreement is hereby amended by modifying certain definitions contained therein as follows:

“Applicable Rate” is hereby amended by deleting the pricing grid set forth therein and replacing it with the following pricing grid:

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate Loans and Letters of Credit	Base Rate Loans
1	less than 1.50 to 1.00	0.25%	2.50%	1.10%
2	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	0.30%	2.75%	1.10%
3	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	0.35%	3.00%	1.50%
4	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	0.40%	3.25%	1.75%
5	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	0.45%	3.50%	2.00%
6	Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	0.50%	3.75%	2.25%
7	Greater than or equal to 4.00 to 1.00 but less than 4.75 to 1.00	0.50%	4.00%	2.50%
8	Greater than or equal to 4.75 to 1.00 but less than 5.25 to 1.00	0.50%	4.50%	3.00%
9	Greater than or equal to 5.25 to 1.00 but less than 5.75 to 1.00	0.50%	6.00%	4.50%
10	Greater than or equal to 5.75 to 1.00 but less than 6.50 to 1.00	0.50%	6.25%	4.75%
11	Greater than or equal to 6.50 to 1.00 but less than 7.00 to 1.00	0.50%	6.50%	5.00%
12	Greater than or equal to 7.00 to 1.00 but less than 7.50 to 1.00	0.50%	6.75%	5.25%
13	Greater than or equal to 7.50 to 1.00	0.50%	7.00%	5.50%

and by adding the following after said pricing grid:

“Notwithstanding the foregoing, (A) from and after the Third Amendment Effective Date, the Applicable Rate for Eurodollar Rate Loans and Letters of Credit and Base Rate Loans shall be equal to the rates set forth above plus 1% per annum (such additional 1%, the “PIK Interest”), which PIK Interest shall be (i) added to the principal balance of the Loans and capitalized on March 31, 2014 and thereafter payable in cash, and (ii) waived in the event that prior to March 31, 2014 the Borrower has paid in full, in cash, all Obligations under the Credit Agreement (other than contingent indemnity obligations that survive termination of the Credit Agreement pursuant to the stated terms hereof for which no underlying claim has been asserted) and all Commitments have been terminated, (B) from and after April 1, 2014, the Applicable Rate for Eurodollar Rate Loans and Letters of Credit and Base Rate Loans shall be increased by an additional 2% per annum and (C) during each fiscal quarter as to which the aggregate outstanding amount of cash Investments made under Sections 7.03(b)(v) and (l) (excluding Investments made under Section 7.03(b)(v) or 7.03(l) to the extent made with proceeds from the issuance or sale of additional equity interests in the Borrower) as of the last day of the immediately preceding fiscal quarter (net of repayments of any such Investments) exceeds (i) $6,000,000, the Applicable Rate for Eurodollar Rate Loans and Letters of Credit and

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Base Rate Loans shall be increased by an additional 1% per annum and (ii) $12,000,000, the Applicable Rate for Eurodollar Rate Loans and Letters of Credit and Base Rate Loans shall be increased by an additional 1% per annum. Subject to the preceding sentence, from the Third Amendment Effective Date to the date of delivery of the Compliance Certificate for the fiscal quarter ended September 30, 2012, Pricing Level 13 shall apply.”

“Change in Law” is hereby deleted in its entirety and replaced with:

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” is hereby amended by (i) deleting the word “or” at the end of clause (b) therein, (ii) deleting the “.” At the end of clause (c) therein, and replacing it with “; or” and (iii) adding the following new clause (d):

(d) the Borrower shall cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party and each of its Subsidiaries (other than in connection with a transaction permitted pursuant to Section 7.04), free and clear of all Liens (other than Permitted Liens).

“Consolidated EBITDA” is hereby deleted in its entirety and replaced with:

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) Non-Cash Charges and (v) any deductions attributable to minority interests of third parties in non-wholly owned Subsidiaries, except to the extent of cash dividends declared or paid on Equity Interests of such Subsidiaries held by third parties (in each

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case of or by the Borrower and its Subsidiaries for such Measurement Period) and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all gains from investments recorded using the equity method, except to the extent of cash dividends or distributions received by Borrower or any other Subsidiary in respect of such investments and (iii) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such Measurement Period).

“Consolidated Fixed Charge Coverage Ratio” is hereby amended by (i) deleting clause (a)(iii)(A) therein and replacing it with the following: “(A) the aggregate amount of Federal, state, local and foreign income taxes paid in cash (other than taxes paid as a result of the receipt of the Libya Receivable) and” and (ii) deleting clause (b)(iii) therein and replacing it with the following: “(iii) payments on long-term debt made or required to be made during the most recently completed Measurement Period (including the principal component of any payments in respect of Capitalized Leases) and”.

“Consolidated Funded Indebtedness” is hereby amended by (i) deleting clause (a) therein and replacing with the following: “(a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and the outstanding principal amount of all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments,” and (ii) deleting the period at the end of such definition and adding “, it being understood that for purposes hereof, the principal amount of the Second Lien Debt shall be based on the par value thereof (minus any loan repayments made on the Second Lien Debt and excluding any contingent obligations arising from any minimum yield requirements in respect of the Second Lien Debt).”

“Consolidated Interest Charges” is hereby deleted in its entirety and replaced with:

“Consolidated Interest Charges” means, for any Measurement Period, (i) the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, less (ii) the sum of (a) paid-in-kind interest expenses or other non-cash interest expense, (b) the amortization or write-off of any financing fees paid by the Borrower and (c) the amortization of debt discounts, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Eurodollar Rate” is hereby amended by (i) deleting the words “(“BBA LIBOR”)” in clause (a) thereof and replacing them with the words “or the successor thereto if the

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British Bankers Association is no longer making a LIBOR rate available (“Libor”)” and (ii) deleting the words “BBA LIBOR” where they appear in clauses (a) and (b) and replacing them with “LIBOR”.

“Indebtedness” is hereby amended by deleting clause (d) therein and replacing it with the following:

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

“Interest Payment Date” is hereby amended by deleting the words “last Business Day of each March, June, September and December” and replacing them with the following: “15th of each March, June, September and December”.

“Letter of Credit Sublimit” is hereby deleted in its entirety and replaced with:

“Letter of Credit Sublimit” means an amount equal to $45,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Loan Documents” is hereby deleted in its entirety and replaced with:

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Engagement Letter, (e) the Intercreditor Agreement, (f) the Fee Letter and (g) each Issuer Document.

“Material Bond Indemnity Agreement” is amended by inserting the words “or any of its Subsidiaries after the word “Borrower” therein.

“Maturity Date” is hereby deleted in its entirety and replaced with:

“Maturity Date” means March 31, 2015, provided, however, that if such Maturity Date is not a Business Day, the Maturity Date shall be the next preceding Business Day.”

“Required Commitment Reduction Conditions” is deleted in its entirety.

“Threshold Amount” is amended by deleting the dollar amount “$500,000” and replacing it with “$2,000,000.”

Section 1.3 Additional Definitions. Section 1.01 of the Credit Agreement is hereby further amended by inserting the following new definitions in alphabetical order:

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor statute.

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“Designated Liquidity Event” means (i) Dispositions, other than (a) inventory sold in the ordinary course of business, (b) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection and (c) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $100,000 or less or the aggregate value of such assets sold in any fiscal year of the Borrower is equal to $350,000 or less); provided, that any sale, transfer, license or other disposition of assets by a joint venture in which the Borrower or any Subsidiary owns Equity Interests shall not constitute a Disposition for purposes of this definition; provided, further, that the proceeds of any such sale, transfer, license or other disposition of assets that are distributed to the Borrower or any Subsidiary by such joint venture shall be subject to Section 2.07(c), (ii) condemnation awards and insurance payments to the extent amounts received exceed $250,000 for any single occurrence or $1,500,000 for all such events from the Third Amendment Effective Date through the date of determination and are not reinvested within 360 days of the date of receipt thereof in accordance with Section 2.07(e); provided, that any condemnation awards and insurance payments received by a joint venture in which the Borrower or any Subsidiary owns Equity Interests shall not constitute condemnation awards and insurance payments for purposes of this definition; provided, further, that such condemnation awards and insurance payments that are distributed to the Borrower or any Subsidiary by such joint venture shall be subject to Section 2.07(c), (iii) receipt of any payment on the Libya Receivable, (iv) any payments or distributions received by the Borrower or any of its Subsidiaries from the HillStone International LLC joint venture, (v) the receipt of proceeds of the issuance or sale of any additional equity interests in the Borrower (other than (a) under the existing Hill International, Inc. 2006 Employee Stock Option Plan and the Hill International, Inc. Employee Stock Purchase Plan and (b) such proceeds that are used to make Investments described in Section 7.03(l)), and (vi) the receipt of proceeds of the issuance or incurrence of any indebtedness with respect to borrowed monies of the Borrower (including any Indebtedness that is convertible into equity interests of the Borrower and including any Indebtedness in connection with which the Borrower may grant to the lender equity interests or rights to purchase equity interests of the Borrower), other than Indebtedness permitted under Section 7.02.

“Excess Cash Flow” means, for the Borrower and it Subsidiaries, for any period (a) the sum, without duplication, of:

(i)	Consolidated EBITDA for such period;

(ii)	Extraordinary or non-recurring cash receipts of the Borrower and its Subsidiaries, if any, during such period and not included in Consolidated EBITDA;

(iii)	Reductions to non-cash working capital of the Borrower and its Subsidiaries for such period (i.e., the decrease, if any, in consolidated current assets minus consolidated current liabilities from the beginning to the end of such period);

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(iv)	Any reduction in Excess Cash Flow for the prior period resulting from Subcontractor Payables paid during such period;

(v)	To the extent subtracted in determining Consolidated EBITDA, all items that did not result from a cash payment by the Borrower or any of its Subsidiaries on a consolidated basis during such period; and

(vi)	Decreases in Restricted Cash for such period

Minus (b) the sum, without duplication, of:

(i)	Cash principal payments made on the Second Lien Debt by the Borrower or any of its Subsidiaries during such period;

(ii)	Cash principal payments made on the Loans by the Borrower or any of its Subsidiaries during such period to the extent that amounts equal to such cash payments are not able to be reborrowed;

(iii)	The amount of any cash income taxes and other cash taxes paid by the Borrower and its Subsidiaries with respect to such period;

(iv)	Consolidated Interest Charges of the Borrower and its Subsidiaries to the extent paid in cash during such period;

(v)	Capital Expenditures made in cash only from internally generated funds during such period (and not deducted from Excess Cash Flow in any prior year);

(vi)	Extraordinary or non-recurring expenses and losses to the extent paid in cash by the Borrower and its Subsidiaries, if any, during such period and not included in Consolidated EBITDA;

(vii)	Additions to non-cash working capital of the Borrower and its Subsidiaries for such period (i.e., the increase, if any, in consolidated current assets minus consolidated current liabilities from the beginning to the end of such period);

(viii)	The amount of all fees and expenses paid in cash during such period directly relating to the refinancing of the Obligations and the Second Lien Debt;

(ix)	Expenses or losses excluded from the calculation of Consolidated EBITDA during such period to the extent paid in cash during such period;

(x)	To the extent added to determine Consolidated EBITDA, all items that did not result from a cash payment to the Borrower or any of its Subsidiaries on a consolidated basis during such period;

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(xi)	Subcontractor Payables for such period, provided that (a) the cash received from the client relating to such Subcontractor Payables (i) was received during the final 10 business days of such period, (ii) results in a reduction to accounts receivable for such period, and (iii) for which no payment was made during the period resulting in a reduction to accounts payable, and (b) the Subcontractor Payables were paid during the first 10 business days of the subsequent period;

(xii)	Increases in Restricted Cash during such period;

(xiii)	To the extent not externally financed, Investments made during such period pursuant to Section 7.03(f) and Section 7.03(m) and Investments by Hill N.V. and Gerens (each as defined in Section 7.03(l)) made in cash in honoring the underlying obligations described in clauses (i), (ii) and (iii) of Section 7.03(l);

(xiv)	To the extent not externally financed, Restricted Payments made in cash by the Borrower during such period pursuant to Section 7.06; and

(xv)	Principal payments made on long term liabilities of the Borrower or any of its Subsidiaries other than Indebtedness;

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Third Amendment Effective Date, by and among the Loan Parties, the Administrative Agent and the Second Lien Agent, in form and substance satisfactory to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Maximum Priority First Lien Amount” has the meaning set forth in the Intercreditor Agreement.

“Minimum Liquidity Requirement” means (i) cash and cash equivalents other than Restricted Cash and (ii) Availability in an aggregate amount of $30 million.

“Non-Cash Charges” means (a) non-cash losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-down related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all non-cash losses from investments recorded using the equity method, and (d) other non-cash charges, including paid-in-kind interest expenses or other non-cash interest expenses and non-recurring expenses, reducing Consolidated Net Income (provided that if any non-cash charges, expenses and write-downs referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent).

“Restricted Cash” means all restricted cash as shown on the Borrower’s consolidated financial statements plus cash held in non-wholly owned Subsidiaries.

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“Second Lien Agent” means Obsidian Agency Services, Inc. in its capacity as administrative agent under the Second Lien Credit Agreement, and any successor thereunder.

“Second Lien Credit Agreement” means that certain Credit Agreement dated October 18, 2012, among the Borrower, the Second Lien Agent and lenders party thereto, as amended, restated, modified, refinanced, replaced or otherwise supplemented from time to time in accordance with the terms thereof and hereof and permitted by the Intercreditor Agreement.

“Second Lien Debt” means the obligations owing under the Second Lien Credit Agreement.

“Senior Leverage Ratio” means the ratio of (i) Consolidated Funded Indebtedness minus the principal amount of Permitted Subordinated Indebtedness and the principal amount of the Second Lien Debt at par value (less any loan repayments on the Second Lien Debt) to (ii) Consolidated EBITDA.

“Stock-Based Acquisitions” has the meaning specified in Section 7.03(f).

“Subcontractor Payables” means the portion of cash received from clients that is contractually required to be paid to subcontractors and other vendors for work performed for such client.

“Third Amendment” means the Third Amendment to Credit Agreement, dated October 18, 2012.

“Third Amendment Effective Date” means the Third Amendment Effective Date, as defined in the Third Amendment.

Section 2.1 Deleted Definitions. Section 1.01 of the Credit Agreement is hereby further amended by deleting the definitions of “Consolidated Net Worth” and “Consolidated Senior Secured Indebtedness”.

ARTICLE II

WAIVER

Section 2.2 Waiver. The Administrative Agent and the Lenders hereby agree to waive the Designated Defaults.

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ARTICLE III

AMENDMENTS

Section 3.1 Amendments to Section 1.03 (Accounting Terms). Section 1.03(b) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

(b) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein. For purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof (but with respect to the Indebtedness under the Second Lien Credit Agreement and the other documents executed in connection therewith, excluding any exit fees), and the effects of FASB ASC 82 and FASB SC 470-20 on financial liabilities shall be disregarded.

Section 3.2 Amendments to Section 2.03 (Letters of Credit). Subsection 2.03(a)(ii) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with:

(ii)	The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit (including as a result of an automatic extension) would occur after March 31, 2016, unless all the Lenders have approved such expiry date.

Notwithstanding the foregoing, nothing contained herein shall limit in any way the obligation of the Borrower to Cash Collateralize Letters of Credit in accordance with Section 2.15.

Section 3.3 Amendments to Section 2.06 (Termination or Reduction of Commitments). Section 2.06 of the Credit Agreement is hereby amended by deleting such section in its entirety and replacing it with:

2.06 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,500,000 or any whole multiple of $500,000 in excess thereof,

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(iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 3.4 Amendments to Section 2.07 (Repayment of Loans). Section 2.07 of the Credit Agreement is hereby amended by deleting subsections (c) through (i) therein, and replacing said subsections with the following:

(c) Subject to Section 2.07(i), one hundred percent (100%) of the net proceeds (but in the case of an event described in clause (v) of the definition of Designated Liquidity Event, 50% of the net proceeds thereof) received by the Borrower or any of its Subsidiaries on account of (1) any Designated Liquidity Event (other than in the case of an event described in clauses (iii) and (iv) of the definition of Designated Liquidity Event) shall be immediately applied, (i) first, to satisfy the Minimum Liquidity Requirement (first by application of such proceeds to the repayment of the Loans then outstanding and second by the retention of such proceeds by the Borrower to the extent necessary to satisfy the Minimum Liquidity Requirement), and (ii) second, (x) up to 50% of the remaining net proceeds to repay all or a portion of the Loans (subject to reborrowing) then outstanding and (y) the remaining net proceeds to prepay the outstanding principal amount of the Second Lien Debt pursuant to the Second Lien Credit Agreement and (2) any event described in clauses (iii) (but in the case of the Libya Receivable, the Net Libya Receivable) and (iv) of the definition of Designated Liquidity Event shall be immediately applied, (i) first, to satisfy the Minimum Liquidity Requirement (first by application of such proceeds to the repayment of the Loans then outstanding and second by the retention of such proceeds by the Borrower to the extent necessary to satisfy the Minimum Liquidity Requirement), and (ii) second, (x) 50% of the remaining net proceeds to repay all or a portion of the Loans (subject to reborrowing) then outstanding (on the understanding that to the extent such 50% exceeds such outstanding Loans, the excess amount may be retained by the Borrower) and (y) 50% of the remaining net proceeds to prepay the outstanding principal amount of the Second Lien Debt pursuant to the Second Lien Credit Agreement.

(d) Subject to Section 2.07(i), in the case of an event described in clause (i) of the definition of Designated Liquidity Event, so long as no Default or Event of Default shall have occurred and be continuing and to the extent that (i) such net asset sale proceeds do not exceed $2,500,000 in any single transaction and (ii) the aggregate net asset sale proceeds from the Third Amendment Effective Date through the date of determination do not exceed $5,000,000, the Borrower shall have the option, directly or

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through one or more of its Subsidiaries to invest such amount within 360 days of receipt thereof by delivering to Administrative Agent a certificate, signed by the chief executive officer, chief financial officer, or chief operating officer of the Borrower, setting forth (x) that portion of such net asset sale proceeds that the Borrower or such Subsidiary intends to reinvest in equipment or other long term productive assets of the general type used in the business of the Borrower and its Subsidiaries within 360 days of such date of receipt and (y) the proposed use of such portion of the net asset sale proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonably request, and the Borrower shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes; provided, however, that, pending such reinvestment, such portion of the net asset sale proceeds shall be deposited in an account subject to the dominion and control of the Administrative Agent. In addition, the Borrower shall, no later than 360 days after receipt of such net asset sale proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional prepayment of the Loans in the full amount of all such net asset sale proceeds in accordance with Section 2.07(c).

(e) Subject to Section 2.07(i), in the case of an event described in clause (ii) of the definition of Designated Liquidity Event, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such excess amount within 360 days of receipt thereof (i) in long term productive assets of the general type used in the business of the Borrower and its Subsidiaries or (ii) to repair, restore or replace the assets subject to the applicable casualty event. The Borrower shall deliver to Administrative Agent a certificate, signed by the chief executive officer, chief financial officer, or chief operating officer of the Borrower, setting forth (x) that portion of such net proceeds that the Borrower or such Subsidiary intends to reinvest in long term productive assets of the general type used in the business of the Borrower and its Subsidiaries or repair, restore or replace the assets subject to the applicable casualty event and (y) the proposed use of such portion of the net proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonably request, and the Borrower shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes; provided, however, that, pending such reinvestment, such portion of the net proceeds shall be deposited in an account subject to the dominion and control of the Administrative Agent. In addition, any such net proceeds that have not been reinvested within 360 days of receipt thereof shall be applied by Borrower to prepay the Loans in accordance with Section 2.07(c).

(f) Subject to Section 2.07(i), within 10 Business Days after the annual financial statements are required to be delivered pursuant to Section 6.01(a) hereof, commencing with such annual financial statements for the fiscal year ending December 31, 2013 or, if such financial statements are not delivered to the Administrative Agent and each Lender on the date such statements are required to be delivered pursuant to Section 6.01(a), 10 Business Days after the date such statements are required to be delivered to the Administrative Agent and each Lender pursuant to Section 6.01(a), the Borrower shall deliver to the Administrative Agent a written calculation of Excess Cash

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Flow for such fiscal year and certified as correct by the chief executive officer, chief financial officer or chief operating officer of the Borrower, and such Excess Cash Flow shall be applied as follows: (i) if the Consolidated Leverage Ratio as of the last day of such fiscal year is 3.25 to 1.00 or greater, first, to satisfy the Minimum Liquidity Requirement (first by application of such proceeds to the repayment of the Loans then outstanding and second by the retention of such proceeds by the Borrower to the extent necessary to satisfy the Minimum Liquidity Requirement) and second, (x) 50% of the remaining Excess Cash Flow to repay all or a portion of the Loans (subject to reborrowing) then outstanding (on the understanding that to the extent such 50% exceeds such outstanding Working Capital Loans, the excess amount may be retained by the Borrower) and (y) 50% of the remaining Excess Cash Flow to prepay the principal amount of the Second Lien Debt pursuant to the Second Lien Credit Agreement and (ii) if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 3.25 to 1.00, first, 50% of such Excess Cash Flow to be retained by the Borrower for working capital, and second, the remaining Excess Cash Flow shall be used to satisfy the Minimum Liquidity Requirement (first by application of such proceeds to the repayment of the Loans then outstanding and second by the retention of such proceeds by the Borrower to the extent necessary to satisfy the Minimum Liquidity Requirement) and third, (x) 50% of the remaining Excess Cash Flow (after satisfaction of the Minimum Liquidity Requirement) to repay all or a portion of the Loans (subject to reborrowing) then outstanding (on the understanding that to the extent such 50% exceeds such outstanding Loans, the excess amount may be retained by the Borrower) and (y) 50% of the remaining Excess Cash Flow to prepay the outstanding principal amount of the Second Lien Debt pursuant to the Second Lien Credit Agreement.

(g) [Intentionally Omitted]

(h) All prepayments of the Loans under this Section 2.07 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(i) If an Event of Default exists, each prepayment pursuant to subsections (c), (d), (e) and (f) above shall (i) not be applied to satisfy the Minimum Liquidity Requirement and (ii) be applied (x) up to 50% of the remaining net proceeds or Excess Cash Flow, as applicable, to (i) first, repay all or a portion of the Loans then outstanding and (ii) second, cash collateralize outstanding Letters of Credit (and in the case of subsections (c)(1), (d) and (e), together with a concurrent permanent reduction to the Commitments equal to the sum of such repayment and cash collateral) and (y) the remaining net proceeds or Excess Cash Flow, as applicable, to prepay the outstanding principal amount of the Second Lien Debt pursuant to the Second Lien Credit Agreement.

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Section 3.5 Amendments to Section 6.01 (Financial Statements). Section 6.01 of the Credit Agreement is hereby amended by (i) re-lettering subsections (c) thorough (e) as subsections (d) through (f), (ii) inserting the following new subsection (c):

(c) as soon as available, but in any event within 45 days after the end of each fiscal month of the Borrower (commencing with the fiscal month ending September 30, 2012), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income or operations for such fiscal month and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, to be certified by the chief executive officer, chief financial officer, or chief operating officer of the Borrower, as fairly presenting the financial condition and results of operations of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes;

and (iii) deleting subsection (f) (formerly subsection (e)) in its entirety and replacing it with the following:

(f) no later than 45 calendar days after the end of each fiscal quarter, commencing on November 15, 2012, a report in form reasonably satisfactory to the Administrative Agent setting forth a detailed summary of (a) the Borrower’s and its Subsidiaries Indebtedness, including all intercompany Indebtedness (which shall constitute Pledged Notes in the case of Indebtedness owed to a Loan Party in accordance with Section 7.02(d) of the Credit Agreement) and all letter of credit facilities and Investments made under Section 7.03 during the applicable fiscal quarter, and (b) any changes to the capital structure of the Borrower and its Subsidiaries, including as a result of the formation or acquisition of new Subsidiaries, together with a certification as to compliance with the covenants contained in Section 6.04, including the absence of a default with respect to any Indebtedness that would constitute an Event of Default.

Section 3.6 Amendments to Subsection 6.02 (Certificates; Other Information). Section 6.02 of the Credit Agreement is hereby amended by (i) deleting the words “Sections 6.01 (a) and (b) in subsection (a) thereof and replacing them with the words “Sections 6.01(a), (b) and (c)”, (ii) deleting the word “and” at the end of subsection (f), (iii) deleting the “.” at the end of subsection (g) and replacing it with “; and “ and (iv) inserting the following new subsection (h):

(h) promptly after delivery or receipt thereof, copies of all reports, notices and other documents delivered to or received from the Second Lien Agent under the Second Lien Credit Agreement and the other documents executed in connection therewith.

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Section 3.7 Amendments to Section 6.10 (Inspection Rights). Section 6.10 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties (including the inventory and such other Collateral located on any such property), to perform appraisals of its equipment, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, in each case, the results of which must be satisfactory to such Lender in such Lender’s reasonable discretion, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that the Borrower shall only be obligated to reimburse the reasonable out-of-pocket expenses of one such on-site visit and inspection per calendar year and one off-site visit and inspection per calendar year, which may include a telephonic or video conference; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower, as often as may be desired, at any time during normal business hours and without advance notice.

Section 3.8 Amendments to Section 7.01 (Liens). Section 7.01 of the Credit Agreement is hereby amended by (i) replacing the words “Closing Date” with “Third Amendment Effective Date” in subsection (b), (ii) inserting the words “, letter of credit” immediately following the words “performance bonds” in subsection (f), (iii) deleting the word “and” at the end of subsection (r), (iv) deleting the “.” at the end of subsection (t) and replacing it with “; and” and (v) adding the following new subsection (u):

(u) Liens securing the Second Lien Debt permitted by Section 7.02(q), provided that such Liens are subject to the Intercreditor Agreement.

Section 3.9 Amendments to Sections 7.02 (Indebtedness) and 7.03 (Investments). Sections 7.02 and 7.03 of the Credit Agreement are hereby deleted in their entirety and replaced with the following:

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under this Agreement or any other Loan Document;

(b) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(c) Indebtedness outstanding on the Third Amendment Effective Date (and in the case of a revolving credit or similar facility, Indebtedness in an amount up to the maximum

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availability thereunder as in effect on the Third Amendment Effective Date) and listed on Schedule 7.02(c) and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(d) Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a wholly-owned Subsidiary of the Borrower outstanding on the Third Amendment Effective Date and listed on Schedule 7.02(d) and additional Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a wholly-owned Subsidiary of the Borrower (other than the types of Indebtedness described in Section 7.02(p)), which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party (other than certain Indebtedness disclosed on such schedule under the heading “To/From”, to the extent such Indebtedness is not of the type described in Section 7.02(p), which need not be evidenced by Pledged Notes), constitute “Pledged Notes” under the Guarantee and Collateral Agreement (and such Pledged Notes shall be delivered to the Administrative Agent in accordance with the Guarantee and Collateral Agreement) except to the extent that creation and delivery of a Pledged Note could reasonably be expected to cause a material tax consequence, (ii) be on terms reasonably acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.03;

(e) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any wholly-owned Subsidiary; provided, in the case of any Guarantee by any Loan Party of any Indebtedness of any Person that is not a Loan Party, that such Investment is permitted by Section 7.03(b);

(f) performance guaranties issued by the Borrower or any Subsidiary of the operating obligations of any of its Subsidiaries made in the ordinary course of business; provided, that any such guaranty shall exclude any guaranty of the payment of such Subsidiary’s monetary obligations;

(g) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.0l(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $2,500,000;

(h) Indebtedness (other than the types of Indebtedness described in Sections 7.02(d) and (p)) of the Borrowers’ foreign Subsidiaries incurred (a) in connection with advance payment

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or performance guaranties outstanding on the Third Amendment Effective Date (and in the case of a revolving Credit or similar facility, Indebtedness in an amount up to the maximum availability thereunder as in effect on the Third Amendment Effective Date) and listed on Schedule 7.02(h) and any refinancings, refundings, renewals or extensions thereof; provided, that (i) the amount of such Indebtedness (as measured in and by the applicable currency set forth on Schedule 7.02(h)) is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to such foreign Subsidiary or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate; and (iii) in the case of any such refinancing, refunding, renewal or extension, the applicable foreign Subsidiary uses good faith efforts to utilize a Lender or an Affiliate of a Lender to obtain such financing (considering all of the business circumstances involved) and it is determined to be impractical for the applicable foreign Subsidiary to obtain such financing from a Lender or any Lender’s Affiliates, whether by utilizing Letters of Credit issued under this Agreement or otherwise, and (b) in addition to Indebtedness otherwise permitted under Section 7.02 (including clause (a) above), and not limited to the types of Indebtedness described in clause (a) above, up to an aggregate of $8,000,000 at any time outstanding;”

(i) Indebtedness incurred in connection with an Investment permitted under Section 7.03(f) (including existing Indebtedness of a Person acquired in connection with such Investment provided such Indebtedness was not incurred solely in contemplation of such Investment) in an aggregate amount at anyone time outstanding of no more than $2,000,000 (the “Permitted Acquisition Indebtedness”);

(j) (i) Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments in connection with Investments permitted under Section 7.03 and Dispositions permitted under Section 7.05; and (ii) Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with any Investment permitted under Section 7.03;

(k) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(l) Indebtedness in respect of netting services, overdraft protections and similar arrangements and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business;

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(m) Indebtedness representing deferred compensation to directors, officers and employees of the Borrower or any of its Subsidiaries incurred in the ordinary course of business and consistent with past practice;

(n) to the extent constituting Indebtedness, judgments, decrees, attachments or awards not constituting an Event of Default under Section 8.01(h);

(o) other Indebtedness (not described in any other clause of this Section, as to which such clause shall govern the Indebtedness and this clause (o) shall not be additive thereto) in an aggregate principal amount not to exceed $2,500,000 at any time outstanding;

(p) Indebtedness of foreign Subsidiaries of the Borrower arising in the ordinary course of business from payments made by one or more Loan Parties or one or more Subsidiaries of the Borrower to third parties on behalf of one or more of such foreign Subsidiaries or from non-cash Investments by one or more Loan Parties or one or more Subsidiaries of the Borrower to one or more of such foreign Subsidiaries resulting from the application of the Borrower’s transfer pricing policy, resulting from the Borrower paying for insurance premiums in the ordinary course of business, relating to information technology allocations, relating to outside payroll-related services or for or relating to stock-based compensation; and

(q) Indebtedness consisting of the Second Lien Debt in an aggregate principal amount not exceeding the amount permitted under the Intercreditor Agreement; and

(r) Indebtedness to repay Investments permitted under Section 7.03(b);

provided (for the sake of clarity), that if Indebtedness incurred meets the criteria of more than one of the types of Indebtedness described in the subsections above, the Borrower in its sole discretion may elect the subsection in which to classify such action or event.

7.03 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the Third Amendment Effective Date, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties, including Investments by Hill N.V. and Gerens (each as defined in Section 7.03(l)) made by honoring the underlying obligations described in clauses (i), (ii) and (iii) of Section 7.03(l), (iv) Investments described in Section 7.02(p), and (v) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in wholly-owned Subsidiaries that are not Loan Parties (but not for the purposes described in clause (l) of this Section) in an aggregate amount made from and after the Third Amendment Effective Date not to exceed $4,000,000 at any time outstanding;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

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(d) Guarantees permitted by Section 7.02;

(e) Investments existing on the Closing Date (other than those referred to in Section 7.03(b)(i)) and set forth on Schedule 7.03;

(f) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, (1) unless and until the Consolidated Leverage Ratio is less than or equal to 3.75 to 1.00, the Borrower and its Subsidiaries shall be prohibited from making any Investment described in this Section 7.03(f) without the prior written consent of the Required Lenders, (2) notwithstanding the foregoing, the Borrower shall be permitted to make acquisitions of up to an aggregate amount of $10,000,000 under, and subject to meeting the other requirements set forth in, this Section 7.03(f) without satisfying such Consolidated Leverage Ratio test, so long as the sole forms of consideration provided by the Borrower consist of Equity Interests in the Borrower and the assumption of future obligations under ordinary course contracts to which such Person is a party prior to the applicable transaction (such acquisitions, “Stock-Based Acquisitions”), (3) notwithstanding anything to the contrary contained herein, Investments by the Borrower and its Subsidiaries under this Section 7.03(f) on and after the Third Amendment Effective Date, when combined with Investments by the Borrower and its Subsidiaries under Section 7.03(m) on and after the Third Amendment Effective Date, not including Investments relating to Stock-Based Acquisitions, shall not exceed $10,000,000 (cumulative) without the prior written consent of the Required Lenders, and (4) with respect to each purchase or other acquisition made pursuant to this Section 7.03(f):

(i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;

(ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(iii) the total consideration paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition shall not exceed $10,000,000;

(iv) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing, (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11; provided that, in the event Indebtedness is incurred in connection with such purchase or acquisition the

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Consolidated Leverage Ratio, on a pro forma basis, shall be less than the then-applicable ratio required by Section 7.11(b) minus 0.25 (the “Additional Leverage Requirement”); provided further that, for the purpose of the calculations set forth above, Consolidated EBITDA attributable to such purchase or acquisition shall only be permitted to be included in the calculation of the Additional Leverage Requirement; in each case, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and giving effect to any other material purchases or acquisitions that have occurred during such fiscal period, and (C) immediately before and immediately after giving effect to any such purchase or other acquisition, the Borrower shall have satisfied Minimum Liquidity Requirement; and

(v) the Borrower shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, (A) a Compliance Certificate evidencing pro forma compliance with the financial covenants as described in clauses (f)(l) (if applicable) and (iv)(B) above, together with all relevant financial information with respect to such purchase or acquisition (including, without limitation, historical financial information, internally prepared projections and business plans) and such other information as reasonably requested by the Administrative Agent; and (B) a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this Section 7.03(f) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(g) (i) advances of payroll payments to employees in the ordinary course of business and consistent with past practice and (ii) other loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $100,000 at any time outstanding;

(h) Investments of any Person existing at the time such Person becomes a Subsidiary of any Loan Party or consolidates or merges with the Borrower or any of its Subsidiaries (including in connection with an Investment permitted under Section 7.03(f)), so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(j) to the extent constituting Investments, lease, utility and other similar deposits made in the ordinary course of business consistent with past practices;

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit pursuant to Article 3 of the UCC and customary trade arrangements with customers pursuant to Article 4 of the UCC, in each case in the ordinary course of business consistent with past practices;

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(l) So long as no Default has occurred and is continuing or would result therefrom, Investments by the Borrower in Hill International N.V. (“Hill N.V.”) in an aggregate amount not to exceed $23,000,000 in cash (with no restriction on any such Investments paid by delivery of the Borrower’s Equity Interests) made for the purposes of (i) permitting Hill N.V. to purchase the shares of minority shareholders of Gerens Hill International, S.A. (“Gerens”) to the extent Hill N.V. is obligated to do so pursuant to an agreement entered into with said minority shareholders at the time of Hill N.V.’s acquisition of 60% of the outstanding capital stock of Gerens on or about February 15, 2008, (ii) permitting Gerens and/or Hill International Brasil Participacoes LTDA to purchase the shares of minority shareholders of Engineering S.A. Servicos Tecnicos (“S.A.”) to the extent Gerens and/or Hill International Brasil Participacoes LTDA is obligated to do so pursuant to an agreement entered into with said minority shareholders at the time of Gerens’ acquisition of 60% of the outstanding capital stock of S.A. on or about February 28, 2011 (the “Original ESA Acquisition”) and (iii) permitting Gerens to fulfill its remaining payment obligations owing in connection with the Original ESA Acquisition; provided that the aggregate amount of cash Investments for the purposes set forth in clauses (i), (ii) and (iii) above shall not exceed $13,000,000, $10,000,000 and $6,000,000, respectively (each of which shall be reduced whenever an obligation described in clause (i), (ii) or (iii), as applicable, is paid from a source other than a cash Investment that is the subject of this subsection as follows: with respect to any payment made for an obligation described in clause (i) or (ii), 50% of such payment; and with respect to any payment made for an obligation described in clause (iii), 100% of such payment); provided further that the obligations described in clauses (i), (ii) and (iii) above shall first be satisfied using Gerens’ and its Subsidiaries’ cash and cash equivalents to the extent said cash (or cash equivalents) exceeds $1,000,000 at the time such obligations are payable, but payment from such cash and cash equivalents shall be required only after such time as and to the extent that the Borrower is able, directly or indirectly, to control distributions and dividends by Gerens or any such Subsidiaries, as applicable; and

(m) other Investments (not described in any other clause of this Section, as to which such clause shall govern the Investment and this clause (m) shall not be additive thereto) at any time outstanding not exceeding $5,000,000 in the aggregate, provided that, unless and until the Consolidated Leverage Ratio is less than or equal to 3.75 to 1.00, the Borrower and its Subsidiaries shall be prohibited from making any Investment described in this Section 7.03(m) without the prior written consent of the Required Lenders, provided, further, that, notwithstanding anything to the contrary contained herein, Investments by the Borrower and its Subsidiaries under this Section 7.03(m) on and after the Third Amendment Effective Date, when combined with Investments by the Borrower and its Subsidiaries under Section 7.03(f) on and after the Third Amendment Effective Date, not including Investments relating to Stock-Based Acquisitions, shall not exceed $10,000,000 (cumulative) without the prior written consent of the Required Lenders;

provided, however, that notwithstanding the foregoing, at any time when Revolving Loans are outstanding, the Investments specified in clauses (a) or (k) shall be subject to Account Control Agreements to the extent required by the Guarantee and Collateral Agreement; provided further (for the sake of clarity), that if an Investment meets the criteria of more than one of the types of Investments described in the subsections above, the Borrower in its sole discretion may elect the subsection in which to classify such action or event.

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Section 3.10 Amendments to Section 7.05 (Dispositions). Section 7.05 of the Credit Agreement is hereby amended by deleting subsection (c) in its entirety and replacing said subsection with the following:

(c) Disposition of equipment or real property to the extent that (i) such property is or (ii) the proceeds of such Disposition are applied in accordance with Section 2.07 to the purchase price of such replacement property;

Section 3.11 Amendments to Section 7.06 (Restricted Payments). Section 7.06 of the Credit Agreement is hereby amended by deleting subsection (d) in its entirety and replacing said subsection with the following:

(d) the Borrower may (i) declare or pay cash dividends to its stockholders and (ii) purchase, redeem or otherwise acquire for cash Equity Interests issued by it in an aggregate amount not to exceed $20,000,000; provided that unless and until the Consolidated Leverage Ratio is less than or equal to 2.75 to 1.00, the Borrower and its Subsidiaries shall be prohibited from declaring or making any Restricted Payment of any kind described in this Section 7.06(d) without the prior written consent of the Required Lenders, other than, so long as no Default shall have occurred and be continuing at the time, purchases of the Borrower’s Equity Interests on the open market from Persons who are neither insiders of the Borrower nor relatives of insiders of the Borrower in an aggregate amount not to exceed $2,000,000.

Section 3.12 Amendments to Section 7.11 (Financial Covenants). Section 7.11 of the Credit Agreement is hereby amended by deleting subsections (a), (b) and (c) in their entirety and replacing said subsections with the following:

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio for each Measurement Period ending on each date set forth below to be greater than the corresponding ratio set forth opposite such date:

Measurement Period	Consolidated Leverage Ratio
December 31, 2012	7.75 to 1.00
March 31, 2013	6.25 to 1.00
June 30, 2013	6.00 to 1.00
September 30, 2013	6.00 to 1.00
December 31, 2013	6.00 to 1.00
The last day of each fiscal quarter in 2014	5.75 to 1.00
The last day of each fiscal quarter in 2015	5.50 to 1.00

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(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for each Measurement Period ending on each date set forth below to be less than the corresponding ratio set forth opposite such date:

Measurement Period	Consolidated Fixed Charge Coverage Ratio
December 31, 2012	.75 to 1.00
March 31, 2013	1.00 to 1.00
June 30, 2013	1.00 to 1.00
September 30, 2013	1.05 to 1.00
December 31, 2013	1.05 to 1.00
March 31, 2014	1.15 to 1.00
June 30, 2014	1.25 to 1.00
September 30, 2014 and the last day of each fiscal quarter thereafter	1.35 to 1.00

(c) Senior Leverage Ratio. Permit Senior Leverage Ratio for each Measurement Period ending on each date set forth below to be greater than the corresponding ratio set forth opposite such date:

Measurement Period	Senior Leverage Ratio
December 31, 2012	2.50 to 1.00
March 31, 2013 and the last day of each fiscal quarter thereafter	2.25 to 1.00

Section 3.13 Amendments to Section 7.14 (Prepayments, Etc. of Indebtedness). Section 7.14 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

7.14 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (b) the prepayment of the Second Lien Debt in accordance with Section 2.07 and (c) Permitted Subordinated Indebtedness.

Section 3.14 Amendments to Section 7.15 (Amendment, Etc. of Indebtedness). Section 7.15 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

7.15 Amendment, Etc. of Indebtedness. Amend, modify or change in any manner any term or condition of (i) any Indebtedness set forth in Schedule 7.02, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(c), (ii) the Second Lien Debt (other than to the extent permitted pursuant to the provisions of the Intercreditor Agreement) or (iii) any Permitted Subordinated Indebtedness

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Section 3.15 Amendments to Section 8.01 (Events of Default). Section 8.01 of the Credit Agreement is hereby amended by (i) deleting the word “or” immediately prior to clause (iii) of subsection (e), (ii) adding the following new clause (iv) to subsection (e):

or (iv) any Event of Default (as defined in the Second Lien Credit Agreement) occurs under the Second Lien Credit Agreement, unless waived thereunder; or

and (iii) deleting the words “10 consecutive days” in subsection (h) and replacing them with “30 consecutive days”.

Section 3.16 Amendments to Section 8.03 (Application of Funds). Section 8.03 of the Credit Agreement is hereby amended by (i) deleting clause “Fourth” therein and replacing it with the following:

Fourth to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements (to the extent that said Obligations under Secured hedge Agreements and Secured Cash Management Agreements do not exceed the amounts that are included as Maximum Priority First Lien Loan Amounts), ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

(ii) deleting the word “and” at the end of clause “Fifth” therein, and (iii) inserting the following new clause “Sixth” immediately following clause “Fifth”:

Sixth to the payment of Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements to the extent that said Obligations exceed the amounts that are included as Maximum Priority First Lien Loan Amounts; and

Section 3.17 Amendments to Schedules. Schedules 2.01, 7.01, 7.02(c), and 7.02(h) to the Credit Agreement are hereby deleted in their entirety and replaced with the corresponding Schedules contained in Exhibit B hereto. In addition, the Schedules to the Credit Agreement are hereby amended by adding Schedule 7.02(d) in the form of the corresponding Schedule contained in Exhibit B hereto.

ARTICLE IV

AGREEMENTS

Section 4.1 Outstanding Obligations. The Borrower acknowledges and agrees that as of October 17, 2012, the Borrower is indebted to the Lenders in the Outstanding Amount of $95,676,137.36 (inclusive of $13,176,137.36 of Letters of Credit obligations) plus accrued interest and fees thereon.

Section 4.2 Eurodollar Rate Loans. Notwithstanding anything contained in the Second Amendment, the Borrower shall be permitted to request and obtain Eurodollar Rate Loans in accordance with the terms of the Credit Agreement.

Section 4.3 Amendment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender on a pro rata basis, an amendment fee (the “Amendment Fee”) equal to 1.0% of the Aggregate Commitments (determined after giving effect to any Commitment reduction from proceeds of the Second Lien Debt) payable as follows: (i) one-half (0.5%) on the Third Amendment Effective Date and (ii) one-half (0.5%) on March 31, 2014; provided, however, that the second half of the Amendment Fee (0.5%) shall be waived in the event that prior to March 31, 2014 the Borrower has paid in full, in cash, all Obligations under the Credit Agreement (other than contingent indemnity obligations that survive termination of the Credit Agreement pursuant to the stated terms hereof for which no underlying claim has been asserted) and all Commitments have been terminated.

In addition, the Borrower shall pay to the Administrative Agent an arrangement fee (the “Arrangement Fee”) pursuant to the terms of a separate fee letter to be entered into between the Borrower and the Administrative Agent.

Section 4.4 Termination of Deferred Fee. The Deferred Fee (as defined in the Second Amendment) shall cease to accrue upon the Third Amendment Effective Date.

Section 4.5 Reduction of Commitments. Upon the Third Amendment Effective Date, the Aggregate Commitments shall be reduced to $65 million.

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Section 4.6 Certain Foreign Subsidiaries. To the extent and at such times as are reasonably requested by the Administrative Agent, the Borrower shall contribute to Hill International N.V. all equity interests owned by it in identified foreign Subsidiaries.

ARTICLE V

EFFECTIVE DATE

This Third Amendment shall become effective as of the date (the “Third Amendment Effective Date”) when each of the following has been satisfied or waived in accordance with the terms hereof:

(a) Receipt by the Administrative Agent of counterparts of (i) the Third Amendment executed by the Borrower, the Administrative Agent and all Lenders and (ii) a Second Amendment to Guarantee and Collateral Agreement, dated as of the Third Amendment Effective Date, among the Loan Parties and the Administrative Agent;

(b) Receipt by the Administrative Agent of all documentation relating to the Second Lien Debt, including the Intercreditor Agreement, duly executed and in form and substance satisfactory to the Administrative Agent and its counsel in their sole discretion;

(c) Payment from net cash proceeds received with respect to the Second Lien Debt sufficient to repay the Loans and to reduce the Aggregate Commitments as set forth above;

(d) Payment by the Borrower to the Administrative Agent of all accrued and unpaid amounts with respect to Default Rate interest and the Deferred Fee (as defined in the Second Amendment);

(e) Payment by the Borrower to the Administrative Agent, for the account of each Lender, the portion of the Amendment Fee that is due on the Third Amendment Effective Date pursuant to Section 4.3 of this Third Amendment;

(f) Receipt by the Administrative Agent of executed counterparts of the Arrangement Fee Letter, along with payment by the Borrower to the Administrative Agent of the Arrangement Fee (as defined therein);

(g) Payment by the Borrower of reasonable out-of-pocket expenses of the Administrative Agent and the Lenders, including reasonable fees and expenses of Katten Muchin Rosenman LLP, counsel for the Administrative Agent, and Capstone Advisory Group, LLC, financial advisor for the Administrative Agent and counsel for each Lender;

(h) Receipt by the Administrative Agent of reporting and compliance confirmation with respect to Section 7.02 (Indebtedness) and 7.03 (investments) as the Administrative Agent may reasonably request;

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(i) Receipt by the Administrative Agent of the originals of all Pledged Notes (as defined in the Guarantee and Collateral Agreement), duly endorsed in favor of the Administrative Agent; and

(j) a certificate from the chief executive officer, chief financial officer, or chief operating officer of the Borrower, to the effect that, immediately after giving effect to the transactions contemplated by this Third Amendment and by the Second Lien Credit Agreement and the use of the proceeds of the Second Lien Debt, the Borrower, individually and together with its Subsidiaries on a consolidated basis, is and will be Solvent.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Continuing Effect of the Credit Agreement. The Borrower, the Administrative Agent and the Lenders hereby acknowledge and agree that the Credit Agreement shall continue to be and shall remain unchanged and in full force and effect in accordance with its terms, except as expressly modified hereby, and is hereby in all respects ratified and confirmed. Any terms or conditions contained in this Third Amendment shall control over any inconsistent terms or conditions in the Credit Agreement.

Section 6.2 No Waiver. Nothing contained in this Third Amendment shall be construed or interpreted or is interpreted or intended as a waiver of or any limitation on any rights, powers, privileges or remedies that the Administrative Agent or the Lenders have or may have under the Credit Agreement or applicable law on account of any Default or Event of Default or otherwise, other than to the extent set forth in Section 2.1 of this Third Amendment.

Section 6.3 Representations and Warranties. Borrower hereby represents and warrants as of the date hereof that, after giving effect to this Third Amendment, (a) all representations and warranties contained in the Credit Agreement are true and correct in all material respects with the same effect as if made on and as of such date, except to the extent any of such representations and warranties relate to a specific date, in which case such representations and warranties shall be deemed true and correct on and as of such date, (b) after giving effect to this Third Amendment, no Default or Event of Default exists, (c) except for non-wholly owned Domestic Subsidiaries whose Organization Documents prohibit such guarantee and pledge, every Domestic Subsidiary of the Borrower is a Guarantor and has heretofore executed and delivered to the Administrative Agent an Assumption Agreement, and the Equity Interests of each such Domestic Subsidiary have been pledged as Collateral to secure the Obligations and (d) each non-wholly owned Domestic Subsidiary is an Immaterial Subsidiary.

Section 6.4 Reaffirmation of Covenants. Borrower hereby expressly reaffirms each of the covenants made by it in the Credit Agreement and the Loan Documents.

Section 6.5 Specified Event of Default. Notwithstanding anything contained within the Credit Agreement or any other Loan Document, failure by the Borrower to comply with any of the covenants, agreements and representations set forth in Sections 4.3 and 4.5 herein shall constitute an immediate Event of Default.

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Section 6.6 Release. The Borrower, on behalf of itself and its Subsidiaries, successors, assigns and other legal representatives (each a “Releasing Party”) hereby releases, waives, and forever relinquishes all claims, demands, obligations, liabilities and causes of action of whatever kind or nature (collectively, the “Claims”), whether known or unknown, which any of them have, may have, or might assert at the time of the execution of this Third Amendment or in the future against the Administrative Agent, the Lenders and/or their respective present and former parents, affiliates, participants, officers, directors, employees, agents, attorneys, accountants, consultants, successors and assigns (each a “Releasee”), directly or indirectly, which occurred, existed, were taken, permitted or begun from the beginning of time through the date hereof, arising out of, based upon, or in any manner connected with (a) the Loan Documents and/or the administration thereof or the Obligations created thereby, (b) any discussions, commitments, negotiations, conversations or communications with respect to the refinancing, restructuring or collection of any Obligations related to the Credit Agreement, any other Loan Document and/or the administration thereof or the Obligations created thereby, or (c) any matter related to the foregoing; provided, however, that (i) the foregoing shall not release Claims arising following the date hereof, and (ii) such release shall not be available to the extent that such Claims are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of a Releasee.

Section 6.7 Covenant Not to Sue. Each Releasing Party hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Releasing Party pursuant to Section 6.6 above. If a Releasing Party violates the foregoing covenant, all Releasing Parties agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

Section 6.8 Reference to and Effect on the Loan Documents. On and after the date hereof and the satisfaction of the conditions contained in Article V of this Third Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the “Credit Agreement”, and each reference in the other Loan Documents to “the Credit Documents”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby. For purposes of the Credit Agreement, all of the agreements of the Borrower and the Guarantors contained in this Third Amendment shall be deemed to be, and shall be, agreements under the Credit Agreement.

Section 6.9 Payment of Expenses. The Borrower, on behalf of itself and its Subsidiaries, agrees to pay or reimburse the Administrative Agent for all of its reasonable out of pocket costs and expenses incurred in connection with the negotiation and documentation of this Third Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and each Lender. In furtherance hereof and the provisions of the Credit Agreement, each of the Loan Parties jointly and severally agrees to reimburse the Administrative Agent and each Lender for all such costs, fees and expenses (including but not limited to reasonable fees and expenses of its counsel).

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Section 6.10 Lender Reaffirmation, Indemnification and Authorization. Each Lender acknowledges, reaffirms and ratifies its obligation to indemnify and hold harmless the Administrative Agent and its directors, officers, employees and agents pursuant to, and subject to, the terms and conditions of Section 10.04 of the Credit Agreement, (the “Administrative Agent’s Indemnity”) and acknowledges and agrees that the Administrative Agent’s Indemnity (subject to the terms and conditions hereof) shall apply to any and all acts or omissions of the Administrative Agent taken or omitted to be taken pursuant to, arising out of, in connection with or in respect to this Third Amendment or any of the other Loan Documents. Each Lender hereby grants to the Administrative Agent all requisite authority to enter into or otherwise become bound by the Intercreditor Agreement and to bind the Lenders thereto by the Administrative Agent’s entering into or otherwise becoming bound thereby, and no further consent or approval on the part of the Lenders is or will be required in connection with the performance of the Intercreditor Agreement.

Section 6.11 Counterparts. This Third Amendment may be executed by one or more of the parties hereto in any number of separate counterparts (which may include counterparts delivered by facsimile transmission or electronic mail) and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any executed counterpart delivered by facsimile transmission or electronic mail shall be effective for all purposes hereof.

Section 6.12 GOVERNING LAW. THIS THIRD AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS THIRD AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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SIGNATURES TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and delivered by their respective proper and duly authorized agents as of the date first written above.

BORROWER:

HILL INTERNATIONAL, INC.

By:	/s/ Irvin E. Richter
Name:	Irvin E. Richter
Title:	Chairman and Chief Executive Officer

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ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Charlene Wright-Jones
Name:	Charlene Wright-Jones
Title:	Vice President

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LENDERS:

BANK OF AMERICA, N.A., as Lender, Swing Line Lender and L/C Issuer

By:	/s/ John M. Schuessler
Name:	John M. Schuessler
Title:	Senior Vice President

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CAPITAL ONE, N.A., as Lender

By:	/s/ Robert P. Harvey
Name:	Robert P. Harvey
Title:	Senior Vice President

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THE PRIVATEBANK AND TRUST COMPANY, as Lender

By:	/s/ James Thompson
Name:	James Thompson
Title:	Managing Director

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PNC BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Emad Antoan
Name:	Emad Antoan
Title:	Vice President

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CONSENT AND REAFFIRMATION OF GUARANTY

Each Guarantor hereby consents to the execution and delivery by the Borrower of the Third Amendment to Credit Agreement, dated October 18, 2012 (the “Third Amendment”) relating to the Credit Agreement dated June 30, 2009 (the “Credit Agreement”) among Hill International, Inc. as borrower, Bank of America, N.A., as administrative agent and the lenders party thereto (capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Credit Agreement), and jointly and severally ratifies and confirms the terms of the Guarantee and Collateral Agreement with respect to the indebtedness now or hereafter outstanding under the Credit Agreement, as amended. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained in the Credit Agreement, the Third Amendment or any other Loan Document, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrower, the Guarantee and Collateral Agreement (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Except as expressly set forth therein, nothing contained in the Third Amendment shall release, discharge, modify, change or affect the original liability of such Guarantors under the Guarantee and Collateral Agreement.

BOYKEN INTERNATIONAL, INC.

By:	/s/ Irvin E. Richter
Name:	Irvin E. Richter
Title:	Chairman

TRANSPORTATION CONSTRUCTION SERVICES, INC.

By:	/s/ Irvin E. Richter
Name:	Irvin E. Richter
Title:	Chairman and Chief Executive Officer

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TCM GROUP

By:	/s/ Irvin E. Richter
Name:	Irvin E. Richter
Title:	Chairman and Chief Executive Officer

PCI GROUP, LLC

By:	/s/ Irvin E. Richter
Name:	Irvin E. Richter
Title:	Chairman and Chief Executive Officer

TRS CONSULTANTS, INC.

By:	/s/ Irvin E. Richter
Name:	Irvin E. Richter
Title:	Chairman

HILL INTERNATIONAL REAL ESTATE, LLC

By:	/s/ David L. Richter
Name:	David L. Richter
Title:	Chairman and Chief Executive Officer

HILL INTERNATIONAL DEVELOPMENT, INC.

By:	/s/ Irvin E. Richter
Name:	Irvin E. Richter
Title:	Chairman and Chief Executive Officer

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HILL INTERNATIONAL (PUERTO RICO), INC.

By:	/s/ Irvin E. Richter
Name:	Irvin E. Richter
Title:	President

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EXHIBIT A

Designated Defaults

1.	The Defaults and Events of Default set forth as Designated Defaults in the Second Amendment.

2.	Failure to comply with the Consolidated Leverage Ratio covenant as set forth in Sections 7.11(a) of the Credit Agreement for the period ending on June 30, 2012.

3.	Failure to comply with the Consolidated Fixed Charge Coverage Ratio covenant as set forth in Sections 7.11(b) of the Credit Agreement, for the periods ending on March 31, 2012 and June 30, 2012.

4.	Failure to comply with the covenant relating to the ratio of Consolidated Funded Indebtedness to Consolidated Net Worth as set forth in Sections 7.11(c) for the period from the Second Amendment Effective Date through the Third Amendment Effective Date.

5.	Failure to comply with the covenant relating to Restricted Payments as set forth in Section 7.06 of the Credit Agreement due to the payment by Engineering S.A. of a dividend of 6,250,000 BRL ($3,088,000), the payment by Gerens Hill Gestion de Activos S.L. of a dividend of €310,344.74 (approximately $400,686), and the payment by Knowles Consultancy Services, Inc. of a dividend of 325,000 CAD ($323,834).

6.	Failure to comply with the covenant relating to fundamental changes as set forth in Section 7.04 of the Credit Agreement due to the dissolution of Hill International Services Ltd. and the transfer of all of its assets and liabilities (if any) to Hill International N.V. and the dissolution of Hill International Development (II) Ltd., I M Petroleum Services Ltd. and Mediterranean Leisure (Egypt) Ltd. and the transfer of all of their assets and liabilities to the Borrower.

7.	Failure to comply with: the covenant set forth in Section 7.03(b) of the Credit Agreement due to an Investment by the Borrower in Hill N.V. on or about March 3, 2011 in an aggregate amount of approximately $1,615,119 (when aggregated with any and all other Investments which are the subject of such Section 7.03(b)); and the covenant set forth in Section 7.03(f) of the Credit Agreement in connection with the Investment by Hill N.V. in acquiring shares of minority shareholders of Gerens on or about March 3, 2011 for an aggregate purchase price of approximately $1,615,119 (when aggregated with any and all other Investments which are the subject of such Section 7.03(f)); in both cases in connection with the transactions contemplated by Hill N.V.’s acquisition of capital stock of Gerens on or about February 15, 2008. Terms used but not defined in this paragraph shall have the meanings given to the same in the attached Third Amendment.

8.	Failure to comply: with the covenant set forth in Section 7.02 of the Credit Agreement due to the incurrence of Indebtedness owing to certain Persons in an aggregate amount of approximately $1,500,000 (which, after netting certain items, resulted in Indebtedness of $1,284,928) on or about November 1, 2010 (when aggregated with any and all other Indebtedness which is the subject of such Section 7.02); and the covenant set forth in Section 7.03(f) of the Credit Agreement due to the Borrower’s payment to certain Persons (a) on or about April 2, 2012 of approximately $984,928 (when aggregated with other Investments which are the subject of such Section 7.03(f)) and (b) on or about February 14, 2012 of approximately $300,000 (when aggregated with other Investments which are the subject of such Section 7.03(f)); in all such cases in connection with the Borrower’s acquisition of TCM Group and the transactions contemplated thereby on or about November 1, 2010. Terms used but not defined in this paragraph shall have the meanings given to the same in the attached Third Amendment.

9.	Failure to comply with: the covenant set forth in Section 7.02 of the Credit Agreement due to the incurrence of Indebtedness on or about June 8, 2010 in the approximate amount of $2,208,257 (when aggregated with any and all other Indebtedness which is the subject of such Section 7.02); the covenant set forth in Section 7.03(f) of the Credit Agreement due to the Investment by the Borrower in/to McLachlan Lister Pty Limited on or about June 8, 2010 (the “Acquisition”) (when aggregated with all other Investments which are the subject of such Section 7.03(f)); and the covenant set forth in Section 7.03(b) and Section 7.03(f) of the Credit Agreement due to the Investments by the Borrower in/to certain Persons on or about June 7, 2011 and November 2, 2011 in the approximate amounts of $2,208,257 and $3,232,403 (when aggregated with any and all other Investments which are the subject of such Section 7.03(b) and 7.03(f)), respectively; in all such cases in connection with the such Acquisition. Terms used but not defined in this paragraph shall have the meanings given to the same in the attached Third Amendment.

Third Amendment - Exhibit A

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EXHIBIT B

Revised Schedules to Credit Agreement

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SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage

Bank of America, N.A.	$26,000,000.00	40.00%

Capital One, N.A.	$16,250,000.00	25.00%

The PrivateBank and Trust Company	$13,000,000.00	20.00%

PNC Bank National Association	$9,750,000.00	15.00%

Total	$65,000,000.00	100.00%